                                                                   EXHIBIT 10.18




January, 1998


Mr. James R. Fultz
5820 South Walnut
Downers Grove, IL  60516

Dear Jim:

It is our pleasure to offer you employment with Celerity Systems, Inc. in the position of Vice President - Sales and Marketing- Interactive Video Services Division, reporting to the President/CEO, starting as soon as possible but no later than January 12, 1998. If you accept this offer, your duties will include sales of the IVS Division products and services, supervision of the Regional Sales Managers, and other such duties, tasks, and work as may be assigned.

The position will pay $11,250 per month, payable in accordance with Celerity Systems' normal payroll schedule. You will also receive 24,000 options, subject to approval by the Board of Directors, and will be eligible to receive standard Celerity Systems' employee benefits provided to full-time employees in accordance with the specific provisions and/or plans of the various benefits. You will be subject to our 1998 Sales Compensation Plan for the IVS Division, a copy of which is enclosed.

You will receive a $25,000 signing bonus, which includes reimbursement for relocation expenses (receipts and other applicable documentation required).

During the first 18 months of your employment with Celerity Systems, should you be terminated for reasons other than for just cause, including unsatisfactory performance, you would receive 6 month's base salary as termination pay.

All of us at Celerity Systems look forward to the contributions you can make to our mutual success. Since there can be no guarantees, however, it is understood that your employment is at will and for no specific length of time. That is, Celerity Systems may terminate your employment at any time with or without cause, and with or without notice, and you may do the same. Please Contact the Human Resources Department at the beginning of your first day to complete the necessary payroll procedures and personnel forms.

This offer of employment will remain open until January 12, 1998, unless rescinded or modified. In order for you to accept this offer you must also sign the attached CELERITY SYSTEMS, INC. CONFIDENTIALITY, NON-DISCLOSURE, NON-COMPETE AND INVENTIONS AGREEMENT. We certainly hope that you will accept this offer and join us.

Best Regards,


Kenneth D. Van Meter
President and CEO

cc:       Dwight Cook, Tom Welch

Please acknowledge below your acceptance of this offer and return one of the two originals to me for our records. The other is for your files.

Accepted   /s/ James R. Fultz                Date   1/12/98
         ------------------------                 -------------------
               James R. Fultz

                                CELERITY SYSTEMS, INC.
                                  TARGET SALES PLAN



1.        ELIGIBLE EMPLOYEE.

          Name:  James R. Fultz
          Position: Vice President of Sales and Marketing

2.        PLAN YEAR.

          -    1/1/98 through 12/31/98

3.        ELIGIBLE SALES TARGET.

          -    $25,000,000.

4.        Commissions.

          -    0.25% if Eligible Sales are $25,000,000 or less
          -    0.5% if Eligible Sales are $25,000,001 to $37,500,000
          -    0.75% if Eligible Sales exceed $37,500,000

5. OTHER TERMS. This Target Sales Plan is issued in conjunction with the Celerity Systems, Inc. Sales Commission Plan and shall be interpreted in accordance with the terms and conditions of the Sales Commission Plan. Capitalized terms herein have the meaning set forth in the Sales Commission Plan.


CELERITY SYSTEMS, INC.                       ELIGIBLE EMPLOYEE

By: /s/ Kenneth D. Van Meter                 /s/ James R. Fultz
   -------------------------                 --------------------------
                                            Signature - James R. Fultz
Title:  President/CEO
      ----------------------